Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR

Golden Star Resources Reports First Quarter Financial Results

Sequential Quarter Gold Sales Up 10% to 77,725 Ounces in Q1 2012 from 70,811 Ounces in Q4 2011

Company Generates $17.9 Million in Cash from Operations in Q1 2012, versus $19.5 Million in Q4 2011 and $5.9 Million in Cash Used in Operations in Q1 2011

Net Income in Q1 2011 of $9.1 Million, up 26% over $7.2 Million in Q4 2011 and up 54% Year Over Year from $5.9 Million

Denver, CO—May 9, 2012—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported unaudited financial results for the first quarter ending March 31, 2012.

Total first quarter 2012 gold sales increased to 77,725 ounces, up 10% over fourth quarter 2011 gold sales of 70,811 ounces. Compared with the first quarter of 2011, gold sales in Q1 2012 were down 7% but the higher gold price drove revenues higher by 12% to $131 million.

Total material mined in Q1 2012 was 13.3 million tonnes, 38% higher than Q1 2011 and 6% lower than Q4 2011. Nevertheless cash operating costs at Bogoso/Prestea came down from $1,370 per ounce in Q1 2011 to $1,222 per ounce in Q1 2012, partially as a result of the more efficient mining operations. At Wassa, in the same period, cash operating costs increased from $757 per ounce to $999 per ounce, predominantly as a result of lower grade ore processed. Quarter on quarter, the cash operating costs across both mines were similar despite lower grades of ore processed in each case.

The Company generated $17.9 million in net cash from operations in the first quarter of 2012 compared with $5.9 million of cash used in operations in the first quarter last year. Net income attributable to Golden Star shareholders in the first quarter of 2012 increased 54% to $9.1 million from $5.9 million in the same quarter last year. Diluted earnings per share in the first quarter were $0.035, up from $0.023 in the first quarter of 2011. The Company recognized a $22.4 million gain on sale of assets in the first quarter related to the sale of its Goulagou-Rounga property in Burkina Faso to Riverstone Resources Inc.

“We generated solid revenue and earnings growth in the first quarter and recorded our third consecutive quarter of positive cash flow from operations,” said Tom Mair, President and CEO. “While sequential quarter gold production continued to increase and metallurgical recoveries remained solid, we are experiencing higher than desired cash operating costs due to various

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-13 Page 1 of 10

maintenance and power grid issues. We are confident we’ll overcome these issues and be successful in lowering operating costs while steadily increasing gold production through a combination of successful drilling programs and improved operational efficiencies. In the meantime, we are highly encouraged by results of our drilling under the Wassa pits and by the results of our recently published Preliminary Economic Assessment on the Prestea Underground Mine.”

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS

	Three months ended March 31,		Three months ended December 31,
(Unaudited)	2012	2011	2011
Bogoso/Prestea gold sold (oz)	41,242	30,576	35,475
Wassa/HBB gold sold (oz)	36,483	53,332	35,336
Total gold sold (oz)	77,725	83,908	70,811

Average realized gold price ($/oz)	1,686	1,389	1,678
Cash operating cost – combined ($/oz)	1,118	980	1,089
Gold revenues ($000s)	131,020	116,506	118,814
Cash flow provided by (used in) operations ($000s)	17,884	(5,865)	19,491
Net income attributable to shareholders ($000s)	9,113	5,928	7,241
Net income attributable to shareholders ($/share)	0.035	0.023	0.028

BOGOSO/PRESTEA RECAP

Bogoso/Prestea gold sales in the 2012 first quarter increased 35% to 41,242 ounces from 30,576 ounces in the same quarter last year and increased 16% over the 35,475 ounces produced in the fourth quarter of 2011.

Cash operating costs were $1,222 per ounce gold sold in the first quarter of 2012, comparing favorably with $1,370 per ounce in the first quarter last year. First quarter sulfide cash operating costs of $1,188 per ounce were comparable to those of the fourth quarter of 2011. Due to the start-up of the oxide plant in the first quarter, oxide cash operating costs were $1,390 per ounce – a number that is expected to decline as the oxide plant reaches optimum production levels.

During the quarter, mining at Chujah and Bogoso North pits was back to design with stripping ratios at normal levels of between 5 and 6. Sulfide stockpiles have increased to more than 500,000 tonnes, which is expected to minimize wet weather risk and allow slowdown of mining operations for the rest of the year. The sulfide plant at Bogoso made progress in the first quarter with fewer BIOX® reactor gearbox and agitator issues due to management taking over operation of the Bogoso back-up power supply and improved plant maintenance.

At Pampe, two bench slips occurred in the first quarter, affecting approximately 1.25 million tonnes of material. This will result in an increased stripping ratio at Pampe for the next several months and has resulted in deviations from the planned mining sequence. In turn, this will require the continued processing of stockpiled oxide and transition material, which is anticipated to result in lower than expected metallurgical recoveries until the mine can be returned to plan.

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Bogoso/Prestea Key Metrics	1Q12	4Q11	1Q2011
Refractory ore mined (000st)	770	711	695
Non-refractory ore mined (000st)	141	16	*
Total ore mined (000st)	910	727	695
Waste mined (000st)	7,242	8,876	4,089
Refractory ore processed (000st)	611	493	721
Refractory grade (g/t)	2.55	2.95	2.46
Refractory ore recovery (%)	73.3	77.7	61.0
Refractory cash operating costs ($/oz)	1,188	1,166	1,370
Gold sold (oz) refractory	34,338	35,475	30,576
Non-refractory ore processed (000st)	173	—	—
Non-refractory grade (g/t)	2.66	—	—
Non-refractory ore recovery (%)	54.1	—	—
Non-refractory cash operating costs ($/oz)	1,390	—	—
Gold sold (oz) non-refractory	6,904	—	—
Total gold sold (oz)	41,242	35,475	30,576
Cash operating cost ($/oz)	1,222	1,166	1,370

*	Less than 1,000 tonnes

WASSA/HBB RECAP

Wassa/HBB gold sales in the first quarter of 2012 met expectations at 36,483 ounces, down from 53,332 ounces in the same quarter last year but up sequentially from 35,336 ounces and 33,485 ounces in the fourth and third quarters of 2011, respectively. Cash operating costs in the 2012 first quarter declined to $999 per ounce from $1,012 per ounce in the fourth quarter of 2011 as a result of higher gold production.

At Wassa/HBB, mining continued at the Wassa and Father Brown pits. The SAK 1 pit and Benso pits completed mining in the first quarter, although the Company may return to Benso pending the outcome of an exploration review. Overall, Wassa performance in the first quarter was solid despite a seven-day grid power shutdown.

Wassa/HBB Key Metrics	1Q12	4Q11	1Q11
Ore mined (000st)	683	639	703
Waste mined (000st)	4,445	3,820	4,115
Ore processed (000st)	682	589	724
Grade (g/t)	1.74	2.04	2.33
Recovery (%)	93.9	94.1	95.2
Cash operating cost ($/oz)	999	1,012	757
Gold sold (oz)	36,483	35,336	53,332

EXPLORATION

The Company has budgeted approximately $10 million for exploration activities in 2012, the majority of which will involve brownfields exploration around the Wassa and Bogoso/Prestea mine sites.

The Company continued to delineate higher-grade shoots beneath the Wassa pits, with 24 holes drilled to a total of 7,300 meters (full drill results, plans and sections are available at http://www.gsr.com/Operations/Wassa.asp). Drilling for the balance of 2012 is planned to continue testing the continuity of higher-grade mineralization defined thus far. The Company expects to update its estimate of mineral resources at Wassa in the second half of the year.

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At Bogoso/Prestea, rotary air blast (RAB) drilling continued on the Opon East deposit situated on the northern edge of the Bogoso concession. Results are pending.

In Cote d’Ivoire the first phase of deep auger drilling has been completed, with results pending. If the results are positive, the Company expects to initiate a RAB drill program in coming months.

In Brazil, the Company continued with regional soil and stream sediment sampling on the Iriri Joint Venture with Votorantim Metals. In the first quarter, the joint venture rationalized its land holdings, dropping non-prospective ground.

LIQUIDITY AND CAPITAL RESOURCES

As at March 31, 2012, Golden Star has approximately $103.8 million in cash and cash equivalents versus $103.6 million at December 31, 2011. In addition, the Company has $17.1 million in borrowing capacity under its equipment financing credit facility.

Golden Star invested approximately $24.7 million in capital projects in the first quarter, including $9.1 million for development projects, $12.1 million for the acquisition of new equipment and facilities at its mine sites, and $3.5 million for mine site drilling. The Company expects to invest up to $70 million in capital projects during the rest of 2012.

The Company has $125 million of convertible debentures due in November 2012. If the debentures are not refinanced, the liability must be met by either (i) payment in cash or (ii) payment in common shares or a combination of shares and cash, based on (a) a share issue value which is 95% of the weighted average trading price of our common shares on the NYSE Amex stock exchange for the 20 consecutive trading days ending five days preceding the maturity date and (b) a maximum share issuance of 46.7 million shares. If the value of the 46.7 million shares is less than $125 million, we would be required to pay cash, in addition to the shares issued, in an amount equal to the difference between the aggregate value of the shares issued and the $125 million.

GUIDANCE

Our guidance for the year remains unchanged and our latest estimate for the second quarter is 83,000 to 87,000 ounces.

2012 Forecast	Bogoso/Prestea	Wassa/HBB	Combined
Oz produced	210,000 to 225,000	140,000 to 145,000	350,000 to 370,000
Cash operating cost ($/oz)	1,100 to 1,180	950 to 985	1,040 to 1,100

Notes:

1.	Power and fuel prices used in the guidance are $0.16 per kilowatt-hour and $1.40 per liter, respectively.

2.	Ounces shown for Wassa in 2012 are dependent upon timely receipt of the environmental permit needed to raise Wassa’s tailings dam.

3.	Water treatment costs are estimated to add approximately $60 per ounce at Bogoso for 2012 to 2014, but should drop significantly thereafter when the current backlog of process water is treated.

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First Quarter News Release and Conference Call

The Company will conduct a conference call and webcast at 11:00 a.m. Eastern Time on May 10, 2012. Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone or by webcast as follows:

North American participants: (877) 407-8289

Participants outside U.S. and Canada: (201) 689-8341

Webcast: www.gsr.com

A recording of the conference call will be available until May 31, 2012, through the Company’s website at www.gsr.com or by dialing:

North America: (877) 660-6853, Replay Account number: 329, Conference ID number: 392836

International outside U.S. and Canada: (201) 612-7415, Replay Account number: 329, Conference ID number: 392836

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of U.S. dollars except shares issued and outstanding)

(unaudited)

	As of March 31, 2012	As of December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$103,811	$103,644
Accounts receivable	11,971	10,077
Inventories	77,355	74,297
Deposits	9,114	6,474
Prepaids and other	2,071	2,048

Total Current Assets	204,322	196,540
RESTRICTED CASH	1,273	1,273
PROPERTY, PLANT AND EQUIPMENT	257,059	252,131
INTANGIBLE ASSETS	4,739	5,266
MINING PROPERTIES	270,305	270,157
AVAILABLE FOR SALE INVESTMENTS	14,368	1,416
OTHER ASSETS	—	895

Total Assets	$752,066	$727,678

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$43,433	$40,708
Accrued liabilities	49,326	51,380
Asset retirement obligations	8,626	8,996
Current tax liability	—	197
Current debt	129,893	128,459

Total Current Liabilities	231,278	229,740
LONG TERM DEBT	15,104	10,759
ASSET RETIREMENT OBLIGATIONS	23,382	24,884
DEFERRED TAX LIABILITY	36,524	23,993

Total Liabilities	$306,288	$289,376

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,861,961 at March 31, 2012; 258,669,487 at December 31, 2011	$694,341	$693,899
CONTRIBUTED SURPLUS	21,956	19,815
ACCUMULATED OTHER COMPREHENSIVE INCOME	(2,187)	1,978
DEFICIT	(266,999)	(276,112)

Total Golden Star Equity	447,111	439,580
NONCONTROLLING INTEREST	(1,333)	(1,278)

Total Equity	445,778	438,302

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$752,066	$727,678

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in thousands of U.S. dollars except shares and per share data)

(unaudited)

	For the three months ended March 31,
	2012	2011
REVENUE
Gold revenues	$131,020	$116,506
Cost of sales	117,145	107,751

Mine operating margin	13,875	8,755
Exploration expense	1,264	579
General and administrative expense	6,767	7,102
Derivative mark-to-market loss	162	4,249
(Gain)/loss on fair value of convertible debentures	892	(18,185)
Property holding costs	2,074	2,674
Foreign exchange loss	861	257
Interest expense	2,773	2,358
Interest and other income	(138)	(39)
Loss on sale of assets	15	—
Gain on sale of investments	(22,385)	—

Income before income tax	21,590	9,760
Income tax expense	(12,531)	(4,305)

Net income	$9,059	$5,455
Net (loss) attributable to noncontrolling interest	(54)	(473)

Net income attributable to Golden Star shareholders	$9,113	$5,928

Net income per share attributable to Golden Star shareholders
Basic	$0.035	$0.023
Diluted	$0.035	$0.023
Weighted average shares outstanding (millions)	258.7	258.6
Weighted average shares outstanding-diluted (millions)	258.9	259.8

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of U.S. dollars)

(unaudited)

	For the three months ended March 31,
	2012	2011
OPERATING ACTIVITIES:
Net income	$9,059	$5,455
Reconciliation of net income to net cash provided by operating activities:
Depreciation, depletion and amortization	19,050	21,218
Amortization of loan acquisition cost	895	354
Gain on sale of investments	(22,385)	—
Loss on sale of assets	15	—
Non-cash employee compensation	2,579	1,341
Deferred income tax expense	12,531	3,307
Fair value of derivatives loss	162	4,249
Fair value (gain)/loss on convertible debt	892	(18,185)
Accretion of asset retirement obligations	703	933
Reclamation expenditures	(2,575)	(3,883)

	20,926	14,789
Changes in non-cash working capital:
Accounts receivable	(1,969)	(1,025)
Inventories	(2,012)	(406)
Deposits	(1,305)	(945)
Accounts payable and accrued liabilities	3,018	(16,614)
Other	(774)	(1,664)

Net cash provided by/(used in) operating activities	17,884	(5,865)
INVESTING ACTIVITIES:
Expenditures on mining properties	(12,537)	(8,840)
Expenditures on property, plant and equipment	(12,128)	(9,912)
Change in accounts payable and deposits on mine equipment and material	(3,696)	893
Cash used for equity investments	(938)	—
Proceeds from sale of assets	6,605	—

Net cash used in investing activities	(22,694)	(17,859)
FINANCING ACTIVITIES:
Principal payments on debt	(2,150)	(2,765)
Proceeds from debt agreements and equipment financing	7,036	—
Other	91	132

Net cash provided by/(used in) financing activities	4,977	(2,633)

Increase/(decrease) in cash and cash equivalents	167	(26,357)
Cash and cash equivalents, beginning of period	103,644	178,018

Cash and cash equivalents end of period	$103,811	$151,661

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COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding expected reductions in operating costs and increases in production, including reductions in operating costs at to the Bogoso/Prestea oxide plant upon reaching optimum production levels; the effect of sulfide stockpiles relative to wet weather risk and mining operations at Chujah and Bogoso North; the effect of processing stockpiled oxide and transition material on metallurgical recoveries from Pampe; timing of an updated mineral resource estimate at Wassa; planned investments in capital projects; the Company’s exploration budget and planned exploration activities and drilling, including exploration at Bogoso/Prestea, and Wassa/HBB, and elsewhere in West Africa; and the Company’s 2012 production and cash operating cost estimates, including anticipated power and fuel prices and water treatment costs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants and at the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

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For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

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